Exhibit 19

CYCLERION THERAPEUTICS, INC.

INSIDER TRADING PREVENTION POLICY

JULY 3, 2019

1.0 Policy

The purpose of this policy is to reduce the potential for risk of violating U.S. securities laws by the directors, officers, other employees, and consultants of Cyclerion Therapeutics, Inc. (the “Company”) as well as the potential for such risk by the members of their immediate families who share the same household as the director, officer, employee, or consultant (“Immediate Family”).

2.0 Scope

This policy applies to all Cyclerion directors, officers, employees, consultants and their Immediate Family. Directors, officers, employees, and consultants are responsible for informing their Immediate Family of, and ensuring their compliance with, their obligations under this policy. This policy is referenced in the Cyclerion Code of Business Conduct and Ethics.

3.0 General Prohibitions

Generally speaking, U.S. securities laws prohibit the buying or selling of securities based on inside information as defined by applicable laws. The Company seeks to comply with such laws and therefore prohibits any employee, officer, director or consultant to the Company from buying or selling common stock or other securities of the Company (including debentures, bonds and notes), or directing trades of any securities of the Company, while that individual is aware of material, nonpublic information relating to the Company. The Company also prohibits any employee, officer, director, or consultant to the Company from communicating such “material nonpublic information” to someone else who then acts on it by buying or selling the Company’s securities (known as “tipping”). This policy also applies to material nonpublic information about any other company with whom the Company is negotiating or does business. You may not trade in the securities of any company on the basis of such information, nor may you communicate information about any such company to others. Furthermore, the same restrictions apply to your Immediate Family and, therefore, you are also responsible for their compliance with this policy.

On a related point, no one should discuss the Company’s material nonpublic information in public areas—such as corridors, airplanes and restaurants—and care should be taken in the handling and disposal of company information, in whatever form or media (papers, computer drives, etc.) containing material nonpublic information.

The Company has adopted this policy in response to the law and also to avoid even the appearance of improper conduct by anyone associated with the Company. We strive to establish our Company’s reputation for integrity and ethical conduct and cannot afford to have it damaged.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the General Counsel (or his or her designee) or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Individuals may be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violating this Policy.”

4.0 Key Terms

4.1 Insider

Any person who possesses material nonpublic information is considered an insider as to that information. Insiders include the Company’s directors, officers, employees, independent contractors and those persons in a special relationship with the Company, e.g., its auditors, consultants, or attorneys. The definition of insider is transaction specific; that is, an individual is an insider with respect to each material nonpublic item of which he or she is aware.

4.2 Material Information

Information is “material” if a reasonable investor would consider it significant in a decision to buy, hold, or sell securities. Put another way, information that could reasonably be expected to affect the price of a security, either positively or negatively, is material.

Common examples of information that will frequently be regarded as material is information relating to:

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prescription results and trends, as well as the associated revenues, for any of the Company’s marketed products;
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clinical trial results for any product candidates in the Company’s pipeline;
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significant discoveries, or significant developments with regard to the Company’s existing products candidates;
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negotiations or other significant developments regarding an important license, distribution agreement, joint venture, collaboration or other contract material to the Company’s business;
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pending FDA or other regulatory action;
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financial results that are significantly higher or lower than generally expected by the investment community;
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a pending or proposed merger, acquisition, sale of part of the Company’s business or acquisition of another business;
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impending securities offerings by the Company;
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a proposed stock split or stock dividend;
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changes in management, the Board of Directors or other major changes in personnel;
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major litigation developments;
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impending financial problems; and
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other changes in the status of any of the Company’s activities which may have an adverse or favorable impact.

Other types of information may also be material; no complete list can be given.

4.3 Nonpublic

Information is “nonpublic” or “inside information” until such time that it has been made available to investors generally and the market has had time to digest it. As a general matter, Cyclerion considers two (2) business days to be a sufficient period for new information to be absorbed and evaluated by the market.

Whether a particular item is “material” or “nonpublic” will be judged with the benefit of hindsight. Accordingly, when in doubt as to a particular item of information, you should presume it to be material and not to have been disclosed to the public. Do not hesitate to contact Cyclerion’s General Counsel or Chief Financial Officer with any questions on this.

5.0 Timing of Transactions

5.1 General Rule

If you know of material nonpublic information about the Company, you should not engage in any securities transactions before the completion of two (2) full trading days following when the information is publicly announced in a press release or in a report filed by the Company with the Securities and Exchange Commission (SEC). If, however, the information relates to the Company’s financial performance, you should wait until the completion of one (1) full trading day after the earlier of (i) the issuance of the Company’s quarterly investor update, or (ii) filing by the Company of its annual report or quarterly report with the SEC. This will typically occur during February or March, May, August, and November. There are no exceptions to the above limitations, even for transactions that may be claimed to be justifiable for independent reasons (such as the need to raise money for an emergency expenditure).

5.2 Blackout Periods

It is a violation of this policy for directors, “officers” (as defined in Section 16 of the Securities Exchange Act of 1934, as amended), and other persons who, because they are in a position to routinely become aware of material nonpublic information, are periodically designated by the General Counsel or Chief Financial Officer as being subject to these additional procedures to make any transaction in the market (purchase or sale) during a “blackout period” that covers the period from the last business day of each calendar quarter (i.e., March, June, September and December) until the completion of one (1) full trading day following the investor update. In addition, the General Counsel, Chief Financial Officer, or their designees may put in place issue- specific additional blackout periods on a case-by- case basis. If you are named to an issue- specific blackout list, you will be notified by the General Counsel, Chief Financial Officer or their designees and shall remain subject to the prohibition against trading until such time that the General Counsel, Chief Financial Officer or their designees notifies you that the blackout has been lifted.

5.3 Pre-Clearance

Each director and “officer” (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) must contact the General Counsel, Chief Financial Officer or their designees at least forty-eight (48) hours prior to making any transaction (e.g., purchase, sale or gift) involving the Company’s securities to obtain pre-clearance of such transaction. The brokers employed by a director or such officer may be required to sign an acknowledgement of the foregoing. If clearance to engage in a trade is received, you must complete the proposed trade within two (2) trading days or make a new trading request.

If the Company is in a blackout period, or you are otherwise in possession of material nonpublic information, you may be asked to postpone your transaction until the blackout period is lifted or you otherwise receive permission to trade from the General Counsel, Chief Financial Officer or their designees. The General Counsel and Chief Financial Officer are under no obligation to approve a transaction submitted for pre-clearance. If you seek pre- clearance and permission to engage in the transaction is denied, then you should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction.

Any transaction in Company securities by a director or “officer” (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) must be reported to the General Counsel or hisor her designee on the same day in which the transaction occurs. Compliance with this provision is imperative given the requirement of Section 16 of the Securities Exchange Act of 1934, as amended, that directors and “officers”(as defined in Section 16 of the Securities Exchange Act of 1934, as amended) generally must report changes in ownership of Company securities to the Securities and Exchange Commission within two (2) business days. Each report should include the date of the transaction, quantity of securities, price and broker-dealer through which the transaction was effected, in addition to any other information requested by the Company from time to time.

5.4 Post-Termination Transactions

This policy continues to apply to transactions in Company securities even after an individual has terminated employment or other services to the Company or a subsidiary as follows:

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If the individual is aware of material nonpublic information when the employment or service relationship terminates, he or she shall pre-clear any transaction (purchase or sale) of Company securities in the market with the General Counsel, Chief Financial Officer or their designee until the earlier of (i) six (6) months following termination and (ii) the date that the information has become public; and
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If the individual is subject to a blackout when the employment or service relationship terminates, he or she may continue to be subject to such blackout until notified by the General Counsel, Chief Financial Officer, or their designee.

6.0 Stock Options, Restricted Stock Units and Employee Stock Purchase Plan Shares

The restrictions set forth herein do not apply to exercises of stock options in which an employee purchases shares of Cyclerion stock pursuant to such stock options; such option exercises do not require prior approval. Any sales of shares purchased pursuant to stock options, however, are subject to the restrictions set forth in this policy. In particular, some “cashless exercises” include both exercises of options and an immediate sale of stock acquired via the option exercise; therefore, “cashless exercises” which include a sale of securities are subject to the restrictions set forth herein.

Similarly, the restrictions set forth herein do not apply to the issuance of shares from the

Company to an employee upon the vesting of restricted stock units (“RSUs”) or similar rewards. Any sales of such shares, however, are subject to the restrictions set forth in this policy. This includes sales of shares by the Company to satisfy the employee’s tax obligations in connection with the vesting of RSUs; however, if you have properly entered into a Company-administered planned sale program (as described below in more detail under the heading “Planned Sales Programs”) for such sales, such sales will comply with this policy.

Finally, although purchases of Cyclerion stock pursuant to the Cyclerion Employee Stock Purchase Plan are not subject to the restrictions set forth herein, all sales of shares purchased pursuant to such plan are subject to all the restrictions set forth in this policy.

7.0 Planned Sale Programs

The above limitations do not apply to stock transactions done in accordance with what are commonly known as a “10b5-1 Plan” or “Planned Sale Program”, which were established (or amended as the case may be) at a time when you were not aware of material nonpublic information and in compliance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. A 10b5-1 Plan is a document that sets forth a plan to sell securities in the future without any further investment decision(s) at the time of the actual trade consummation. Any 10b5-1 Plan must provide for a waiting period of at least fourteen (14) days prior to the commencement of trading thereunder, and should be reviewed and cleared by the General Counsel, Chief Financial Officer or their designees (including any amendments thereto) in advance of finalizing the 10b-5-1 Plan.

8.0 Special and Prohibited Transactions

There is a heightened legal risk and the appearance of improper or inappropriate conduct if directors or “officers” (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) engage in certain types of transactions. Therefore, these individuals may not engage in any of the following transactions:

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Short sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited.
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Publicly-traded options. Given the relatively short term nature of publicly-traded options, transactions in options may create the appearance that a director or officer is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy.
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Hedging transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director or officer to continue to own Company securities obtained through employee equity incentive plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director or officer may no longer have the same objectives as the Company’s other shareholders, and therefore they are prohibited from engaging in any such transactions.
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Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without consent by the broker if an individual fails to meet a margin call or by the lender in foreclosure if an individual defaults on the loan. Because a margin or foreclosure sale that occurs when an individual is aware of material nonpublic information or otherwise is not permitted to trade in Company securities would violate this policy, directors and “officers” (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception may be granted where an individual wishes to pledge Company securities as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. If any such individual wishes to pledge Company securities as collateral for a loan, he or she must submit a request to the General Counsel or his or her designee prior to the proposed execution of documents evidencing the proposed pledge.

9.0 Consequences of Violating this Policy

9.1 The Law

U.S. laws impose heavy penalties on those who, in violation of law, either buy or sell securities while aware of material nonpublic information or pass the material nonpublic information along to others who use it to buy or sell securities. Potential punishments include a range of civil and criminal penalties, as well as the potential for imprisonment.

9.2 Company Sanctions

In view of the seriousness of this matter, the Company will discipline any person who violates this policy by any appropriate means, including dismissal for cause. Any of these consequences and even an investigation that does not result in prosecution, can tarnish your reputation, and irreparably damage you and the Company.

10.0 Company Assistance & Waivers

Anyone with questions about specific transactions may obtain additional guidance from the General Counsel or Chief Financial Officer. Please contact the General Counsel or Chief Financial Officer if you believe that a waiver under a provision of this policy is warranted.

The General Counsel or Chief Financial Officer must obtain the approval of the Chief Executive Officer to grant a waiver hereunder in certain limited circumstances. In addition, a majority of the independent directors or the Audit Committee of the Board of Directors must approve a waiver for any director.

11.0 Revision History

Revision Number	Effective Date	Supersedes	Reason for Revision

12.0 Attachments

None

13.0 Sponsorship and Policy Management

General Counsel and Chief Financial Officer